CNL Strategic Capital, LLC S-1

Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

CNL STRATEGIC CAPITAL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

FIRST:

The name of the limited liability company is CNL STRATEGIC CAPITAL, LLC.

SECOND:

The address of the limited liability company’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the name and address of the registered agent of the limited liability company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CNL Strategic Capital, LLC this 8th day of August, 2016.

AUTHORIZED PERSON:

By:	/s/ Linda Scarcelli
Linda A. Scarcelli